Exhibit 16.1

Chavez & Koch
Business Consultants &
Certified Public Accountants

January 3, 2005

John Schaffer
Gold Camp Cripple Creek Colorado, Inc.
1 Fulton Avenue
Shawnee Town, Illinois 62984

Effective January 3, 2005, we will cease our services as your accountants. We have reached. this decision re1uctant1y and after substantial deliberation because have decided to no longer represent public companies and will not be renewing our certification with the Securities and Exchange Commission.

You should take steps to retain a new accounting firm as there are a number of accounting matters that require immediate attention. Among those matters are the following:

Audit of the 2004 financial statements

We will cooperate with your new accountants in addressing these and other matters. To facilitate that process, please send us a letter authorizing us to make disc1osures to your new accountants. Without such a letter, we are ethica1ly prohibited from communicating with others regarding your company's affairs.

We look forward to helping you make a smooth transition with your new accountants.

Very truly yours,

/s/ Chavez & Koch, CPA’s

Chavez & Koch, CPA’s